Exhibit 10.1
Via E-Mail (mmoore@skilledhc.com)

June 27, 2013

Matt Moore
14 Ginger Lily Court
Coto de Caza, CA 92679

RE: Employment Transition Offer Letter

Dear Matt:

I am happy to formally extend an offer to you, in conjunction with the internal restructuring efforts of our consolidated group of companies, to transition to a new role as Executive Director assigned to and employed by The Clairmont Tyler in Tyler, TX, with oversight and support responsibilities for Colonial Tyler Care Center and Clairmont Longview as well. In your new position you will also serve as the licensed Administrator for The Clairmont Tyler and will be employed directly by that facility. Your annual base salary for the new position will be $200,000, payable in accordance with the facility’s standard payroll practices and less applicable withholding taxes. You will also be eligible to participate in the company’s Performance Incentive Plan (PIP) at a level consistent with other LTC Executive Directors, which is currently at a target bonus of 17.5% of base salary. Any bonus earned for 2013 will be prorated between your participation in the PIP in your current position (from the beginning of this year until you assume your new position as an Executive Director) and your participation in the PIP in your new position (for the remainder of the year). The general terms and conditions of the respective PIP’s will not change as a result of your transition, and will continue to apply.

We will also reimburse you for up to $25,000 in out-of-pocket expenses that you may incur in connection with relocating your family from Orange County to the Tyler area. You should submit the applicable reimbursement requests through the company’s standard expense reimbursement process. We will also pay you a special bonus of $110,000. The special bonus will be payable in a lump sum with the first full payroll cycle after you assume your new position in Texas. Please note that applicable tax laws will require us to withhold certain taxes from the special bonus, and some portion of the relocation expense reimbursement could be taxable to you as well. (Please know that we are not providing any tax advice, and instead you should consult with your own tax advisor to determine the taxability of any payments you receive as contemplated by this letter.)

This offer contemplates your continuous service to affiliates of Skilled Healthcare Group, Inc., and as such your outstanding equity incentive awards will remain in place and vest in accordance with their terms for so long as your employment continues. Beginning in February 2014, you will be eligible for grants of equity incentive awards at an Executive Director level. As always, all grants of equity incentive awards are at the discretion of the Skilled Healthcare Group, Inc. Compensation Committee, and are subject to the terms and conditions set forth in the respective award agreements.

The changes with respect to your position, duties, base salary, and benefit allocations will be effective on August 1, 2013, unless we mutually agree otherwise in writing. We will work with the governing body of The Clairmont Tyler to coordinate your formal appointment as licensed administrator of that facility as of that effective date. In mutual consideration of the matters set forth in this letter, and upon its acceptance by you, your existing employment agreement, dated as of April 1, 2010, as amended to date, will terminate and neither party will have any further rights and obligations thereunder (including, by way of example, with respect to any severance matters). However, the provisions of Section 5 (Competition) of your April 1, 2010 employment agreement are incorporated herein by reference, mutatis mutando, and those provisions will apply as though they were set forth in full herein.

SKILLED HEALTHCARE, LLC ♦ 27442 PORTOLA PARKWAY, SUITE 200 ♦ FOOTHILL RANCH, CA 92610 ♦ 949.282.5800

June 28, 2013

You will continue to be eligible to participate in the company’s medical, dental, vision, life and disability insurance, 401(k) and other benefit programs consistent with other company employees in similar positions. You will continue to be expected to abide by all applicable company policies and procedures.

While we hope to continue to work together for years to come, as is currently the case, you will continue to be an at-will employee, which means that either you or the employer may terminate your employment at any time, for any reason or no reason, consistent with applicable law. However, to give you additional peace of mind, upon your acceptance of this offer, if your employment with us or The Clairmont Tyler, as applicable, is thereafter terminated by the employer without cause at any time on or before the first anniversary of your acceptance of this offer (excluding, of course as part of any mutually agreed-upon transfer of your employment to another Skilled Healthcare affiliate, including as part of this offer), then upon your execution and delivery (and non-revocation) of a mutually satisfactory separation agreement and release consistent with one attached to your above-referenced employment agreement, we will pay you (i) a lump sum separation payment of $200,000 (potentially prorated as described below), plus (ii) a lump sum amount equal to 12 months of COBRA continuation fees for you and your family based upon the benefits plans in which you are enrolled at the time of termination (potentially prorated as described below), plus (iii) an amount equal to the special bonus to the extent the special bonus had not already been paid at the time of termination (e.g., if the termination were to occur before you assume your new role in Texas). All of the foregoing payments will be net of any applicable required tax withholdings, and in the case of the payments described in the foregoing clauses (i) and (ii), the amount actually due and payable will be prorated downwards by 1/12 on each monthly anniversary that occurs between your acceptance of this offer and the effective date of the termination without cause.

On behalf of Boyd, Roland, myself and the board, we are sincerely grateful that you have decided to remain as part of the Skilled Healthcare family in this new role. Your skills and experience will be a great asset to the nursing facilities, residents and other employees that you serve, and you will continue to be a valuable member of the Skilled Healthcare family. We look forward to great success for you and the company as we move things forward.

Please do not hesitate to let me know if you have any questions or would otherwise like to discuss anything. If you are in agreement with the matters set forth in this letter, please countersign below and return a copy to me at your earliest convenience.

Sincerely,

/s/ Jose Lynch

Jose Lynch
President and Chief Operating Officer
Skilled Healthcare, LLC

ACKNOWLEDGED AND AGREED:

/s/ Matt Moore
Matt Moore

Date: 6/28/13

SKILLED HEALTHCARE, LLC ♦ 27442 PORTOLA PARKWAY, SUITE 200 ♦ FOOTHILL RANCH, CA 92610 ♦ 949.282.5800